EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Technical Olympic USA, Inc.

     We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-122450) and related Prospectus of Technical Olympic USA, Inc. for the registration of $200,000,000 7 1/2% Senior Subordinated Notes due 2015 and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the consolidated financial statements of Technical Olympic USA, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
(Certified Public Accountants)

Miami, Florida

February 18, 2005